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                                                                    Exhibit 99.3
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                           THE SANTA ANITA COMPANIES

                                                                    NEWS RELEASE

CONTACTS:

     Brian L. Fleming                                  Josh Pekarsky
     The Santa Anita Companies                         Kekst and Company
     (818) 574-6303                                    (212) 593-2655


                      SANTA ANITA REAFFIRMS COMMITMENT TO
                     STRATEGIC ALLIANCE WITH COLONY CAPITAL


Arcadia, CA, October 27, 1996 -- The Santa Anita Companies (NYSE: SAR) today reported that the Boards of the Directors of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company ("The Companies") have reaffirmed their commitment to the previously announced strategic alliance with Colony Capital and its affiliates, and that The Companies are moving forward with the finalization of the joint proxy statement to shareholders seeking approval of the transaction.

The Companies also reported that the Special Committees of certain independent directors which the Boards of Directors had appointed to review the proposal received from the Apollo/Koll entity, Koll Arcadia Investors, LLC ("KAI"), have determined that the proposal, in its present form, was incomplete. Accordingly, the Special Committees made a recommendation, which was adopted by the Boards, that the Apollo/Koll proposal provided an insufficient basis to allow The Companies to initiate and participate in discussions with Apollo/Koll within the limitations contained in The Companies' agreement with Colony. The Special Committees made a further recommendation, which was also approved by the Boards, that Morgan Stanley & Co. Incorporated, financial advisor to The Companies, be directed to commence discussions with Apollo/Koll if at any time Apollo/Koll addressed in a sufficient manner the concerns of the Special Committees so that The Companies could commence discussion with Apollo/Koll without breaching the terms of their agreements with Colony. Thomas J. Barrack, Jr, who is a director of The Companies and the Chief Executive Officer of Colony, did not participate in the Boards' decisions. Mr. Barrack has not participated in any of the Boards' prior deliberations on the Colony transaction.

The Companies sent the following letter to KAI regarding the KAI proposal:

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                            [Santa Anita Letterhead]


                                October 27, 1996

Koll Arcadia Investors, LLC
4343 Von Karman Avenue
Newport Beach, CA 92660

Gentlemen:

     On October 9, 1996, The Companies received your unsolicited letter in which Koll Arcadia Investors, LLC ("KAI") described in general terms a proposal under which control of The Companies would be transferred to KAI. The proposal was styled as an "alternative recapitalization plan" to the strategic alliance with Colony Capital and its affiliates which had been previously approved by the Boards of Directors of The Companies. Following receipt of that letter, the Boards formed Special Committees to review your proposal.

     After careful consideration, the Special Committees recommended to the full Boards of The Companies that the KAI proposal provides an insufficient basis for The Companies to initiate and participate in discussion with you. In making this recommendation, the Special Committees determined that your proposal was incomplete in at least the following respects:

1. The proposal did not adequately describe the nature and feasibility of the up-front cash dividend of $14.00 per paired share. While the proposal contemplates additional external financing for the dividend, it does not identify the sources or terms of that financing or whether commitments for such financing have been obtained. Also, you did not address whether the proposal would change as a result of the requirement of paying the dividend to the holders of The Companies' Series A Preferred Stock, the terms of which were publicly filed well before the submission of your proposal. Finally, no support was provided for the assertion that the dividend would be substantially tax-free to The Companies' stockholders and we have been advised that such a dividend may in large part be taxable.

2. No information or analysis was provided to support the post-dividend valuation of $3.00 per paired share.

3. No information or analysis was provided to support the asserted $2.00 per share valuation of the proposed Rights to be issued to all stockholders of The Companies (including KAI). Indeed, if all stockholders receive the Rights, we are uncertain as to why the Rights would have any value at all.

4. No information was provided regarding the terms, timing and certainty of the additional $100 million to be invested in The Companies by KAI.

5. The proposal provided inadequate information regarding the structure of KAI, including the identity of the owners and any other affiliates and their respective ownership interests and responsibility for capital commitments. In addition, the proposal did not disclose whether KAI has any arrangement or understanding with other industry participants which might impact the future of racing at Santa Anita Park.

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6.   Insufficient information was provided regarding KAI's plans for the future operations and governance of The Companies. Among other things, the proposal did not address adequately KAI's plans for acquiring real estate intensive operating businesses, KAI's intentions regarding maintaining Realty's REIT status and KAI's need to control The Companies and the proposed operating entities. Additionally, the proposal did not assess the impact that such a highly leveraged capital structure would have on The Companies' ability to pursue new business opportunities in the future.

     Acting upon the Special Committees' recommendation, the Boards have reaffirmed The Companies commitment to the strategic alliance with Colony which they believe will substantially enhance stockholder value and will not transfer control of The Companies from the existing stockholders. Accordingly, The Companies are preparing the proxy statement to be sent to stockholders for approval of the Colony strategic alliance.

                         Sincerely,

                         William C. Baker
                         Chairman of The Boards of Directors
                         Santa Anita Realty Enterprises, Inc.
                         and Santa Anita Operating Company

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